Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of California BanCorp of our report dated March 13, 2026, relating to the consolidated financial statements of California BanCorp, appearing in the Annual Report on Form 10-K of California BanCorp for the year ended December 31, 2025.

/s/ RSM US LLP

Austin, Texas

May 28, 2026